REPRESENTATION AGREEMENT
This Representation Agreement (this “Agreement”) is made and entered into as of July 19, 2019, by and between Glowpoint, Inc., a Delaware corporation (the “Company”), and each of the stockholders set forth on Exhibit A attached hereto (collectively, “Investor”) (the Company and Investor each a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, Investor has proposed two individuals for election by the Company’s board of directors (the “Board”) to fill vacancies on the Board arising from the resignation of two current members of the Board (the “Resignations”), and has communicated with the Company concerning other matters; and
WHEREAS, the Company and Investor have each determined to come to agreement with respect to the foregoing and certain other matters, as provided in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
1.Board Composition and Related Matters.

(a)The Board agrees to elect each of Jason Adelman (such person, the Director Designee”) and Richard Ramlall (such persons, the “Director Designees”) to fill vacancies on the Board arising from the Resignations The Company shall recommend, support and solicit proxies at the 2019 Annual Meeting of the Company’s Stockholders (including any adjournments or postponements thereof, the “2019 Annual Meeting”) for the re-election of each of Jason Adelman and Richard Ramlall together with three other directors selected by the Board.

(b)Effective as of the execution of this Agreement, Investor, on behalf of itself and its Affiliates (as defined in Section 9), hereby agrees that it shall not, and that it and any of its Affiliates shall not, (i) nominate or recommend for nomination any person for election to the Board on or prior to the Expiration Date, directly or indirectly; (ii) initiate or participate in any proposal or “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders occurring on or prior to the Expiration Date, directly or indirectly; or (iii) publicly or privately encourage or support any other stockholder to take, or support in the taking of, any of the actions or matters described in this Section 1(b). Each of the Company and Investor agrees and acknowledges that the Director Designees (i) shall be required to, for so long as such Director Designee serves on the Board, comply with (and shall also be entitled to all rights and benefits under) all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-executive members of the Board including, without limitation, as to confidentiality and trading in the Company’s securities as may be in effect from time to time (collectively, the “Company Policies”) and that are not discriminately targeted towards, or selectively enforced against, such Director Designee, copies of the current versions of which have been provided to the Director Designees; (ii) shall have the same rights and benefits, including with respect to insurance, indemnification (including indemnification agreements), exculpation, compensation and fees, as are applicable to all non-executive directors of the Company; and (iii) has completed the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation required to be completed by the Company’s other non-management directors in connection with the election of Board members.

(c) Investor agrees to appear in person or by proxy at the 2019 Annual Meeting and to vote, or cause to be voted, all shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and all other shares of the Company’s capital stock entitled to vote generally in the election of directors (collectively with the Common Stock, the “Voting Capital Stock”), in each case over which the Investor has voting power as of the record date for the 2019 Annual Meeting for the proposals recommended by the Board.

(d)From the date of this Agreement until the Expiration Date or until such earlier time as the restrictions in this Section 1(d) terminate as provided herein, Investor agrees to vote the Voting Capital Stock, in each case over which the Investor has voting power as of the record date for the proposals recommended by the Board. Additionally, the Investor agrees that it shall not:

(i)solicit proxies or written consents of stockholders or conduct or participate in any other type of referendum or campaign (binding or non-binding) with respect to, or from the holders of, the Voting Capital Stock, other than on matters recommended by the Board.

(ii)seek, directly or indirectly, other than in conjunction with his participation on the Board or any committee thereof, to manage, direct, manipulate or affect any executive officer of the Company in the performance of his or her powers and/or duties or otherwise, including in the general supervision and management of the business and operations of the Company, the hiring and managing of employees or counsel or accounting, financial, legal or other advisors to the Company; or

(iii)seek or request permission to do any of the foregoing, make any request to amend, waive or terminate any provision of this Section 1 (including, without limitation, this Section 1(d)), or make or seek permission to make any public announcement with respect to any of the foregoing; provided that Investor may make a confidential request to the Chairman or to the Chief Executive Officer that the Company amend or waive the terms of this Agreement in a manner that would not be reasonably likely to require public disclosure by the Company or Investor; provided that the restrictions in this Section 1(d) shall terminate automatically upon the earliest of (i) upon five (5) Business days’ prior written notice delivered by Investor to the Company for (x) the Board’s failure to elect or nominate the Director Designees in accordance with Section 1(a), or (y) a material breach by the Company of its obligations in Section 1(a), but, in each of cases (x) or (y), only if such failure or breach has not been cured within such notice period, or (ii) the Expiration Date.

(e)Subject to the foregoing, prior to the Expiration Date, the Parties and their Affiliates agree to refrain from making any publicly disparaging statements, verbally or in writing. Nothing in Section 1(d) or Section 1(e) shall (1) prevent the Parties or any of their respective Affiliates from (w) bringing litigation to enforce the provisions of this Agreement, (x) making counterclaims with respect to any proceeding initiated by, or on behalf of, a Party or its Affiliates against the other Party hereto or its Affiliates, (y) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement; or (z) exercising statutory appraisal rights; (2) restrict the ability of any Person (x) to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought, or (y) to respond proportionately to any statement made by the other Party or any of its Affiliates, managing members, directors, officers, advisory board members, partners (other than partners who are solely limited partners), employees, agents or representatives which, in the reasonable view of outside counsel, is in violation of Section 1(e); (3) prevent Investor or any of its Affiliates from making public or private statements commenting on any Extraordinary Transaction (including any statement stating whether Investor is in favor of or against any potential Extraordinary Transaction) announced by or in respect of the Company; or (4) prohibit either Director Designee from (x) voting for or against any matter or making any statement at any meeting of the Board or of any committee thereof, or (y) making any private statement to any executive officer of the Company or any other director of the Company, in each case, in his capacity as a director.

(f)During the term of this Agreement, the Company shall not take any action to remove, or cause to be removed, a Director Designee other than for cause (as such term has been interpreted under the laws of Delaware for purposes of Section 141(k) of the Delaware General Corporation Law).

2.Representations and Warranties of the Company. The Company represents and warrants to Investor that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

3.Representations and Warranties of Investor. Investor represents and warrants to the Company that this Agreement (a) has been duly authorized, executed and delivered by Investor, is a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (b) the execution, delivery and performance of this Agreement by Investor does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Investor, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Investor is a party or by which it is bound.

4.Fees and Expenses. Each Party understands and agrees that each Party will be solely responsible for all fees and expenses incurred by it in connection with the preparation of this Agreement.

5.Specific Performance; Remedies. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are not an adequate remedy for such a breach. Accordingly, the Parties hereby agree that in the event of any breach or threatened breach by one of the Parties of any of its respective covenants or obligations set forth in this Agreement, the other Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement; provided, however, that nothing in this Agreement shall prevent a Party from raising equitable defenses in any such proceeding. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms of this Agreement by way of equitable relief.

6.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid, enforceable and substantively consistent term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

7.Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; or (ii) one (1) Business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:
Glowpoint, Inc.
999 18th Street, Suite 1350S
Denver, Colorado 80202
Facsimile No.: (866) 703-2089
Attention: Peter Holst, President & CEO

with copies (which shall not constitute notice) to:
Arnold & Porter Kaye Scholer LLP
370 Seventeenth Street, Suite 4400
Denver, Colorado 80202
Facsimile No.: (303) 832-0428
Attention: Ron Levine, Esq. (ron.levine@arnoldporter.com)

If to Investor:
Jason Adelman

8.Applicable Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).  Any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be commenced in the Court of Chancery of the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court located in Delaware).  Each Party: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Delaware (and each appellate court related thereto) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Delaware, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9.Affiliates. The obligations of the Parties herein shall be understood to apply to each of their Affiliates. The Parties shall cause their Affiliates provided that, the foregoing notwithstanding, the Parties shall be severally responsible for any breach or failure to comply on the part of any of their Affiliates. As used in this Agreement, the terms “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all Persons or entities that, at any time during the term of this Agreement, become Affiliates of any person or entity referred to in this Agreement (provided that (i) “Affiliate” shall not include any entity whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), (ii) any business entity of which any Director Designee is a member of the board of directors (or similar governing body) shall not be deemed to be an “Affiliate” of Investor or its Affiliates solely due to such relationship, unless Investor or such Affiliate otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act), (iii) no entity shall be an Associate solely by reason of clause (1) of the definition of Associate in Rule 12b-2 if it is not otherwise an Affiliate and (iv) Investor and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, shall not be deemed to be “Affiliates” of one another). Each of Investor and the Company shall be responsible for any breach of the terms of this Agreement by such Persons, as applicable.

10.Termination. This Agreement shall terminate on the earlier to occur of (i) the day on which the 2020 Annual Meeting of the Company’s Stockholders is held, (ii) 12 months following the 2019 Annual Meeting of the Company’s Stockholders or (iii) the mutual written agreement of the Parties (the date of any such termination under clause (i), (ii) or (iii), the “Expiration Date”), provided that nothing herein shall relieve any Party of liability for intentional and material breach.

11.Certain Other Defined Terms. “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure. “Beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(1) promulgated under the Exchange Act. “Business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed. “Extraordinary Transaction” means (i) any tender or exchange offer (by a Person other than Investor or an Affiliate thereof) which, if consummated, would result in the acquisition by any Person or group of more than 50% of the outstanding Common Stock of the Company, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer, or (ii) any merger, consolidation, acquisition, business combination, recapitalization, reorganization, restructuring, liquidation, dissolution, sale or other similar transaction outside the ordinary course of business, in each case, involving the Company or any of its subsidiaries or its or their securities or assets that would result in the acquisition by any Person or group of more than 50% of the Common Stock or assets of the Company.

12.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party (including by means of electronic delivery). The paragraph headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

13.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third-Party Beneficiaries. This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Time is of the essence in the performance of this Agreement. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to either Party, the prior written consent of the other Party. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

14.Interpretation. Each of the Parties acknowledges that it has had the opportunity to be represented by counsel of its choice throughout all negotiations that have preceded the execution of this

Agreement, and that it has executed this Agreement with the advice of such counsel. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first above written.
GLOWPOINT, INC.

By:      /s/ Peter Holst
Name: Peter Holst
Title: President & CEO

Signature Page to Representation Agreement

/s/ Jason Adelman
Jason Adelman

/s/ Cass Adelman
Cass Adelman

JTA Resources LLC Retirement Plan

By: /s/ Jason Adelman
Name: Jason Adelman
Title: Authorized Person

JTA Resources LLC 401K Plan

By: /s/ Jason Adelman
Name: Jason Adelman
Title: Authorized Person

Cipher 06, LLC

By: /s/ Jason Adelman
Name: Jason Adelman
Title: Managing Member

Signature Page to Representation Agreement

EXHIBIT A
SCHEDULE OF INVESTORS

1.	Jason Adelman

2.	Cass Adelman

3.	JTA Resources LLC Retirement Plan

4.	JTA Resources LLC 401K Plan

5.	Cipher 06, LLC